FOLEY & LARDNER
777 East Wisconsin Avenue, Suite 3800 Milwaukee, Wisconsin 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foleylardner.com
December 4, 2003	CLIENT/MATTER NUMBER 052152-0263

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402

Ladies and Gentlemen:

        We have acted as counsel for Midwest Express Holdings, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,551,741 shares of the Company’s common stock, $.01 par value (the “Common Stock”), that may be issued pursuant to the Midwest Express Holdings, Inc. 1995 Stock Option Plan, as amended (the “1995 Option Plan”) and the Midwest Express Holdings, Inc. 2003 All Employee Stock Option Plan (the “All Employee Option Plan”). Each share of Common Stock will be accompanied by a Preferred Share Purchase Right (collectively, the “Rights”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 14, 1996, as amended, by and between the Company and American Stock Transfer & Trust Company, as successor to U.S. Bank, N.A. and Firstar Trust Company (the “Rights Agreement”).

        In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and By-laws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company’s Board of Directors authorizing the issuance of the shares of Common Stock pursuant to the 1995 Option Plan and the All Employee Option Plan; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

        Based upon the foregoing, we are of the opinion that:

        1.        The shares of Common Stock covered by the Registration Statement, when issued and paid for in the manner set forth in the 1995 Option Plan or the All Employee Option Plan, as the case may be, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months’ service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Midwest Express Holdings, Inc.
December 4, 2003

        2.         The Rights have been validly issued in accordance with the Rights Agreement.

        We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner FOLEY & LARDNER